                                                  HUNTON & WILLIAMS LLP
                                                  RIVERFRONT PLAZA, EAST TOWER
                                                  951 EAST BYRD STREET
                                                  RICHMOND, VIRGINIA 23219-4074

                                                  TEL      804 - 788 - 8200
                                                  FAX      804 - 788 - 8218

January 22, 2004

Winston Hotels, Inc.
2626 Glenwood Avenue, Suite 200
Raleigh, North Carolina  27608

                              Winston Hotels, Inc.
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

                  We have acted as counsel to Winston Hotels, Inc., a North Carolina corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission ("SEC") on October 2, 2003 (File No. 333-109406), and declared effective by the SEC on October 21, 2003 (the "Registration Statement"), with respect to the offer and sale of up to $200,000,000 of the common stock, preferred stock, and debt securities of the Company, and the offer and sale pursuant to the Registration Statement of up to 3,680,000 shares of the Series B preferred stock, par value $0.01 per share (the "Preferred Stock"), of the Company (the "Offering"). You have requested our opinion regarding certain U.S. federal income tax matters.

                  The Company, through WINN Limited Partnership, a North Carolina limited partnership (the "Operating Partnership"), and several subsidiary joint ventures (the "Joint Ventures"), currently owns interests in 50 hotels and associated personal property (the "Hotels"). The Operating Partnership and the Joint Ventures lease 45 of the Hotels to Barclay Hospitality Services, Inc., a taxable REIT subsidiary ("TRS") of the Company ("Barclay"), and its subsidiaries (together, the "TRS Lessees") and lease one Hotel to each of Windsor Lessee Company LLC, a joint venture in which Barclay owns a majority interest, and a subsidiary of Prime Hospitality Corp., all pursuant to substantially similar operating leases (collectively, the "Leases"). Alliance Hospitality Management, LLC manages 41 of the Hotels, Concord Hospitality Enterprises Company manages three of the Hotels, Hilton Hotels Corporation manages two of the Hotels, and each of Sage Hospitality Resources, LLC, Noble Investment Group, Ltd., and Prism Hospitality, L.P. manages one Hotel, all pursuant to management

Winston Hotels, Inc.
January 22, 2004
Page 2

agreements with the TRS Lessees (collectively, the "Management Agreements"). The subsidiary of Prime Hospitality Corp. operates and manages the Hotel that it leases.

                  In giving the opinions set forth below, we have examined the following:

1. the Company's Restated Articles of Incorporation, as filed with the Secretary of State of the State of North Carolina on August 2, 1999;

2.       the Company's Amended and Restated Bylaws;

3. the Registration Statement and the prospectus dated October 21, 2003 (the "Prospectus") and the prospectus supplement dated January 22, 2004 (the "Prospectus Supplement") contained as part of the Registration Statement;

4. the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of July 11, 1997 (the "Operating Partnership Agreement"), among the Company, as general partner, and several limited partners, as amended by Amendment No. 1 dated September 11, 1997, Amendment No. 2 dated December 31, 1997, and Amendment No. 3 dated September 14, 1998;

5. the partnership agreements, operating agreements, or joint venture agreements (together with the Operating Partnership Agreement, the "Partnership Agreements") of the Joint Ventures;

6.       the Leases;

7.       the Management Agreements;

8.       the taxable REIT subsidiary election for Barclay; and

9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed generally that:

1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

Winston Hotels, Inc.
January 22, 2004
Page 3

2. Each partner (a "Partner") of the Operating Partnership and the Joint Ventures (together, the "Partnerships"), other than the Company, that is a corporation or other entity has a valid legal existence.

3. Each Partner has full power, authority, and legal right to enter into and to perform the terms of the applicable Partnership Agreement and the transactions contemplated thereby.

4. During its 2004 taxable year and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated January 20, 2004 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years.

5. The Company will not make any amendments to its organizational documents or the organizational documents of the Partnerships after the date of this opinion that would affect its qualification as a real estate investment trust ("REIT") for any taxable year.

6. No action will be taken by the Company, Winston Manager Corporation, a qualified REIT subsidiary of the Company, the Partnerships, Winston SPE, LLC, a wholly-owned subsidiary of the Operating Partnership, the Partners, or Barclay after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have assumed the correctness of the factual representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.

                  Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussions in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" and in the Prospectus Supplement under the caption "Additional Federal Income Tax Consequences" (which are incorporated herein by reference) we are of the opinion that:

Winston Hotels, Inc.
January 22, 2004
Page 4

                  (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2000 through December 31, 2003, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2004, and in the future; and

                  (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" and in the Prospectus Supplement under the caption "Additional Federal Income Tax Consequences" are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Preferred Stock.

                  We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above or the representations set forth in the Officer's Certificate on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2004 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Preferred Stock (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Company's current report on Form 8-K with respect to the Offering. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the

Winston Hotels, Inc.
January 22, 2004
Page 5

Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

                                                    Very truly yours,

                                                    /s/ Hunton & Williams LLP